FEDERAL HOUSING FINANCE AGENCY Office of the Director 400 7th Street, S.W., Washington, D.C. 20219 | (202) 649-3800 January 2, 2025 Janet L. Yellen Secretary U.S. Department of the Treasury 1500 Pennsylvania Avenue, NW Washington, D.C. 20220 Dear Secretary Yellen: This side letter agreement (Side Letter) is being entered into by the Federal Housing Finance Agency (the Agency) and the United States Department of the Treasury (Treasury). Capitalized terms used herein without definition have the meanings assigned to them in (a) the Amended and Restated Preferred Stock Purchase Agreements dated as of September 26, 2008, as amended (the Agreements), between Treasury and each of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation (the Enterprises), acting through the Agency as their Conservator, (b) the Amended and Restated Certificates of Designation executed pursuant to each Agreement (the Certificates), and (c) the warrants, as such term is defined in each Agreement (the Warrants). FHFA and Treasury agree as follows: 1. Commitment to Conduct Market Impact Assessment. In order to ensure that any future termination of the conservatorships of the Enterprises promotes the safety and soundness of the Enterprises, taxpayer protection, and U.S. financial stability, and to avoid a disorderly termination of an Enterprise’s conservatorship that could be disruptive to the Enterprises, homeowners, and the housing finance system, the Agency and Treasury agree that, prior to a termination of the conservatorship of an Enterprise other than by means of a receivership pursuant to section 1367 of the FHE Act (12 U.S.C. 4617), the Agency shall issue a public request for information outlining in detail one or more specific options for the termination of conservatorship and seek input on potential impacts of each option on the housing market and on the Enterprises. Following the public input period, the Agency shall brief the Financial Stability Oversight Council on a summary of the public input received, including input about factors related to each option that could have potential impacts on U.S. financial stability. Not more than six months prior to Conservator’s request for Treasury’s consent pursuant to Section 5.3 of the Agreement related to a termination of the conservatorship of an

Enterprise (other than by means of a receivership pursuant to section 1367 of the FHE Act (12 U.S.C. 4617)), the Agency shall provide Treasury a specific proposal that (a) sets forth the Agency’s recommended approach to the termination of the conservatorship, (b) reflects the input received in response to the public request for information, (c) includes a market impact assessment that describes how the recommended approach may impact the housing market and the Enterprise, and (d) addresses amendments, if any, to the Agreement, the Certificate, or the Warrants that may be required to implement the recommended approach to the termination of the conservatorship. 2. Conservatorship. Treasury shall consult with the President prior to consenting to any request by Conservator or Seller pursuant to Section 5.3 of the Agreement related to a termination of conservatorship, including termination by means of a receivership pursuant to section 1367(a)(2) of the FHE Act (12 U.S.C. 4617(a)(2)). 3. Severability. If any provision of this Side Letter shall be held or made invalid by a court decision, statute, or rule, or shall be otherwise rendered invalid, the remainder of this Side Letter shall not be affected thereby. 4. Amendments; Termination. This Side Letter may be amended, modified, waived, or terminated only by a written instrument signed by each party hereto. [Remainder of page intentionally left blank]